ING Life Insurance and Annuity Company

ENDORSEMENT

The Contract is hereby endorsed as follows:

«	The following provision will replace the "Estate Conservation Option (ECO)" and the "Systematic Withdrawal Option (SWO)" provisions found in the Contract.

Systematic Distribution Options

Without further amendment of this Contract, the Company may, from time to time, establish and make available for election by the Contract Holder, one or more Participant Account systematic distribution options (SDO). When an SDO election is in effect as to any Participant Account, automatic withdrawals will be made from the Participant Account. No surrender charges apply to such automatic withdrawals made under an SDO. A Market Value Adjustment may apply depending on the terms of the SDO.

	«	any SDO established by the Company will be made available among similarly situated contracts uniformly and on the basis of objective criteria consistently applied;

	«	the availability of any SDO may be limited by terms and conditions applicable to the election of such SDO.

	«	The Company may discontinue the availability of an SDO at any time. Except to the extent required in order to comply with applicable law, any such discontinuance shall not apply to any Participant Accounts as to which an election under such SDO is in effect at the time of such SDO's discontinuance.

Endorsed and made a part of this Contract on the date, after any required state approval, as of which it is issued by ING.

/s/ Brian D. Comer

President
ING Life Insurance and Annuity Company

E-SDO-06